KOHL'S CORPORATION REPORTS DECEMBER COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - January 6, 2011 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the five-week month ended January 1, 2011 increased 5.9 percent over the five-week month ended January 2, 2010. On a comparable store basis, December sales increased 3.9 percent. Year to date, total sales increased 7.2 percent and comparable store sales increased 4.6 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "We are pleased with our December comp sales performance, especially given the strong performance in December 2009. The Southeast region again reported the strongest comp sales for the month, followed by the Mid-Atlantic and Northeast regions. We are also pleased with our E-Commerce business, as significant investments in IT and distribution helped us achieve a 66 percent increase in sales this month. All lines of business reported positive comparable store sales for the month. Footwear, Men's and Accessories outperformed the company on a comparable store sales basis."

			% Change .
	Total Sales .		Total Sales .		Comparable Sales .
($ in millions)	This Year	Last Year	This Year	Last Year	This Year	Last Year
December	$ 3,192	$ 3,014	5.9%	8.8%	3.9%	4.7%
Quarter-to-date	5,214	4,884	6.7	8.2	4.8	4.2
Year-to-date	17,566	16,380	7.2	4.5	4.6	0.2

As a result of its quarter-to-date performance, the Company now expects diluted earnings per share of $1.62 to $1.66 for the fourth quarter and $3.61 to $3.65 for fiscal 2010 versus its previous guidance of $1.58 to $1.66 for the fourth quarter and $3.57 to $3.65 for fiscal 2010.

The Company operates 1,089 stores in 49 states, compared to 1,059 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EST on Thursday, January 6 until 8:30 PM EST on Friday, January 7, 2011. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted earnings. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates its 1,089 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $150 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464